Tanger Factory Outlet Centers, Inc.

News Release

For Release: IMMEDIATE RELEASE
Contact: Frank C. Marchisello, Jr.
 (336) 834-6834

Tanger Outlets Appoints Steven B. Tanger President and Chief Executive Officer
Founder, Stanley K. Tanger Remains Chairman of the Board

Greensboro, NC, December 2, 2008.  Based on the recommendation of Stanley K. Tanger, the company’s  Founder, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today announced a new executive leadership structure to position the company for continued growth in the years to come. Effective January 1, 2009, Steven B. Tanger, the company’s President and Chief Operating Officer since January 1995, will become President and Chief Executive Officer. Stanley K. Tanger will remain as Chairman of the Board.

“Steven and I will both be assuming new roles, which represent the next phase in our company’s evolution,” Stanley Tanger stated. “I am pleased that since founding the company in 1981, Tanger Outlets has grown into a strong, resilient company capable of delivering consistent growth and profitability. It has been an honor to serve our shareholders, our employees and Board of Directors as CEO. I am confident in our company’s future and I look forward to being part of a seamless transition.”

Jack Africk, lead director of the company’s Board of Directors said, “As an industry pioneer and founder of the company, Stanley Tanger has 27 years of service at Tanger Outlets, including the past 15 years as CEO of a NYSE company. His in-depth knowledge of Tanger and the outlet industry, along with his bold, charismatic leadership style, allowed him to lead the company to outstanding and consistent returns throughout his tenure. Ensuring a smooth transition is one of the foremost responsibilities of the Board of Directors and with that in mind, our Board has worked closely with Stanley and Steven on a planned management succession for several years.”

Commenting on his appointment, Steven B .Tanger said, “I am extremely honored by the Board’s confidence in me, and I look forward to continuing to work with Stanley as we have done for 22 years. We share the same vision for Tanger Outlets future and in our culture as the foundation of our success and future growth. I am excited by the opportunity to serve our Company in this new leadership position, as we work together to continue Tanger’s strong performance record.”

Steven B. Tanger, 59, is a Director of the Company and was named President and Chief Operating Officer effective January 1, 1995. Previously, he served as Executive Vice President since joining the Company in January 1986. He is a graduate of the University of North Carolina at Chapel Hill and completed the Executive Program at the Stanford University School of Business.  He is the son of Stanley K. Tanger.

Tanger Factory Outlet Centers, Inc, (NYSE:SKT) a publicly traded REIT, presently has ownership interests in or management responsibilities for 33 outlet centers in 22 states coast-to-coast, totaling approximately 10.2 million square feet, leased to over 2,200 stores that are operated by over 400 different store brands. For more information call 800-4-TANGER or visit www.tangeroutlet.com.

3200 Northline Avenue, Suite 360 • Greensboro, NC  27408 • 336-292-3010 • FAX 336-297-0931